Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:
Jayne Schmitt, Investor Relations
jayne.schmitt@udlp.com
(703) 312-6122

Doug Coffey, Media
doug.coffey@udlp.com
(703) 312-6121

United Defense’s Second-Quarter Earnings Rise 32 Percent, Reflecting Higher
Sales in Defense Systems and Strength in Ship Repair

Net Income Increases to 68 Cents Per Share Diluted
Revenue Rises 74 Percent to $553 Million

ARLINGTON, VA, July 24, 2003 – United Defense Industries, Inc. (NYSE:UDI) today reported net income of $36.1 million, or $0.68 per share on a fully diluted basis for the second quarter ended June 30, 2003. Net income rose 32 percent from $27.3 million, or $0.52 per share diluted, in the year-earlier quarter.

Second-quarter revenue rose 74 percent to $553 million from $318 million a year ago. Defense Systems generated 50 percent of the sales growth, and United States Marine Repair (USMR), which the company acquired in July 2002, accounted for the other 50 percent.

Several factors propelled United Defense’s strong growth in net income and revenue:

•	Robust sales growth in Defense Systems, led by Bradley Fighting Vehicle upgrades, the ramp-up in Advanced Gun System development for the U.S. Navy, and increased deliveries of Mk 45 gun kits to Korea and Amphibious Assault Vehicles to Italy. Sales in Defense Systems rose 37 percent from the second quarter of 2002.

•	Better-than-expected sales in Ship Repair and Maintenance. United States Marine Repair benefited during the quarter from unexpected contract growth on selected ships and also because of early resolution by Congress of supplemental funding to the 2003 defense budget for U.S. Navy ship repair.

•	United Defense received an $8 million award fee from the U.S. Army for its exemplary performance on the Crusader Advanced Artillery System contract.

“United Defense had a strong second quarter, with robust sales growth in Defense Systems and solid results in Ship Repair and Maintenance,” said President and Chief Executive Officer Tom Rabaut. “United Defense’s balanced portfolio of businesses excelled in meeting the needs of the U.S. Armed Forces and allies around the world. With our focus on superb program execution and technology, our company is strengthening current force capabilities and changing the future of defense with vital work on Future Combat Systems for the Army and the Advanced Gun System for the Navy’s new DD(X) destroyer.”

Provision for income taxes for the quarter was $24.1 million compared to $1.7 million in the same period of 2002, primarily due to higher taxable income and the use of net operating loss carry forwards that substantially offset income tax expense in 2002.

New orders of $585 million improved United Defense’s fully funded backlog to $2.2 billion in the second quarter of 2003.

United Defense reported free cash flow, defined as cash from operations less capital expenditures, of $27.8 million in the quarter.

In the six months ended June 30, 2003, United Defense reported net income of $74.5 million, or $1.41 per share on a fully diluted basis, up from $46.3 million, or $0.87 per diluted share, in the first half of 2002. Six-month revenue rose 51 percent to $1.02 billion from $674.5 million. The results in the first half of 2002 did not include USMR, which joined United Defense in July 2002.

About United Defense Industries, Inc.
United Defense designs, develops and produces combat vehicles, artillery, naval guns, missile launchers and precision munitions used by the U.S. Department of Defense and allies worldwide, and provides non nuclear ship repair, modernization and conversion to the U.S. Navy and other U.S. Government agencies.

Forward Looking Statements
Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward looking statements involve risks and uncertainties. All forward looking statements included in this release are based upon information available to United Defense Industries, Inc., as of the date of the release, and we assume no obligation to update any such forward looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations. Numerous factors could cause or contribute to such differences. Please refer to the Company’s Annual Report on form 10-K for the year ended December 31, 2002, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, and our other reports filed from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with our business.

Conference Call
Listeners may access United Defense’s quarterly conference call live at 10:00 a.m. EST today over the Internet, through a link in the Investors section of United Defense’s Web site at http://www.udlp.com/ir/webcast.htm. The dial-in-number to access this operator-assisted call is toll free 800/915-4836 or toll (International): 973/317-5319. Please allow fifteen minutes prior to the call to visit the site to download and install any necessary audio software. If you are unable to listen to the live call, please access www.uniteddefense.com at any time beginning after 2:00 pm today through July 31, 2003 to listen to a replay of the Webcast.

United Defense Industries, Inc.

Consolidated Statement of Earnings (Unaudited)
In Millions, Except Per Share Amounts

	3 mos. ended		6 mos. ended
	6/30/03	6/30/02	6/30/03	6/30/02

Revenues	$553.5	$318.0	$1,019.9	$674.5
Costs and expenses:
Cost of sales	(447.2)	(248.1)	(809.8)	(544.7)
Selling, general and administrative expenses	(41.9)	(32.4)	(78.9)	(60.5)
Research and development	(4.1)	(9.5)	(6.0)	(15.2)

Total expenses	(493.2)	(290.0)	(894.7)	(620.4)

Income from operations	60.3	28.0	125.2	54.1
Earnings related to investments in affiliates	6.1	6.3	11.7	7.2

Earnings before interest and taxes	66.4	34.3	136.9	61.3
Net interest expense & other	(6.2)	(5.3)	(12.8)	(10.5)
Provision (benefit) for income taxes	24.1	1.7	49.6	4.5

Net income	$36.1	$27.3	$74.5	$46.3

Earnings per common share:
Basic	$0.70	$0.53	$1.44	$0.90

Diluted	0.68	0.52	1.41	0.87

Weighted average common shares outstanding (in millions):
Basic	51.9	51.2	51.8	51.1

Diluted	52.8	52.7	52.7	52.7

Revenue by Program
Dollars in Millions

	3 mos. ended		6 mos. ended
	6/30/03	6/30/02	6/30/03	6/30/02

Defense Systems:
Bradley Family of Vehicles	$121.1	$65.1	$210.9	$141.0
Naval Ordnance	78.9	32.2	122.8	84.8
Vertical Launch System	22.1	27.7	44.1	58.9
Combat, Engineering and Recovery Vehicles	19.9	36.0	59.3	65.6
Artillery Systems (a)	75.0	79.8	126.7	166.4
Assault Amphibious Vehicles	34.8	8.4	64.5	21.5
Other	83.7	68.8	147.7	136.3

Total Defense Systems	$435.5	$318.0	$776.0	$674.5
Ship Repair and Maintenance (b)	118.0	—	243.9	—

Total Revenue	$553.5	$318.0	$1,019.9	$674.5

(a)	Includes Crusader, FCS/NLOS-C and M109 Howitzer systems
(b)	Includes ship repair and maintenance activities at United States Marine Repair

Cash Flow

	3 mos. ended		6 mos. ended
	6/30/03	6/30/02	6/30/03	6/30/02

Net Cash from Operating Activities	$48.2	$56.8	$98.8	$45.0
Net Cash used in Investing Activities:
Net Capital Spending	(20.4)	(5.1)	(23.8)	(7.5)

Cash Flow before Investment in Acquisitions	$27.8	$51.7	$75.0	$37.5
Purchase of Cell ITS	—	—	—	(4.1)

Cash Flow	$27.8	$51.7	$75.0	$33.4